AgFeed Industries Announces Acquisition of the Largest
Breeder Hog Farm in China's Jiangxi Province
Wednesday November 7, 7:00 am ET

AgFeed Executes Strategic Plan and Enters Into Hog Farm Business

NEW YORK, NY—(MARKET WIRE)—Nov 7, 2007 — AgFeed Industries, Inc. (NasdaqGM:FEED - News) (website: www.AgFeedinc.com), a leader in China's premix animal nutrition industry, announces today that the Company has completed the acquisition of Jiangxi Lushan Breeder Pig Farm Ltd., the largest breeder hog farm in China's agriculture focused Jiangxi province. AgFeed will pay $3.3 million for 90% of the pig farm.

Songyan Li, PhD, AgFeed's Chairman commented, "The Lushan acquisition is part of our strategic plan for 2008 as we enter into the hog raising business in China. AgFeed plans to grow its business in 2008 and beyond through both organic growth and acquisitions in two segments: animal premix feed and hog raising businesses. These two industries reflect a natural vertical integration of our overall business. AgFeed intends to take advantage of pricing and other synergies between our feed and hog farm businesses."

Mr. Junhong Xiong, CEO of AgFeed, commented:" We are comfortable with our previous guidance on revenue and net income for 2007 as a result of our sales and marketing of premix feed products. We expect our earnings growth to continue into 2008 with the addition of our hog farm business as well as broader market expansion of our feed business."

About AgFeed Industries, Inc.

AgFeed Industries is a U.S. company with its main operations in China. AgFeed is a public company listed on the NASDAQ Global Market in the United States. Through its operating subsidiaries in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission, including, but not limited to, our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 that we filed with the Securities and Exchange on October 31, 2007.

Contact:
Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou
Corporate Development
Tel: 011-86-13925912908
Email: Email Contact
Website: http://www.agfeedinc.com

Source: AgFeed Industries, Inc.